Exhibit 99.1
 FOR IMMEDIATE RELEASE

NATIONAL BEEF ANNOUNCES MANAGEMENT APPOINTMENTS

KANSAS CITY, Missouri—(February 2, 2011)—National Beef Packing Company, LLC (National Beef) CEO and President Tim Klein today announced a slate of management appointments, saying “We have a succession plan in place which includes the continued development of our management staff to fulfill the leadership needs of an ever changing and growing company. These moves help strengthen National Beef’s leadership today and ensure a strong pipeline of capable leaders in the years to come. We are fortunate to have the depth of experience and expertise within our company that makes it possible to plan for succession from within.”

Effective today, the following corporate officers have been named to new positions:

•	Terry Wilkerson has been named Chief Operating Officer. Previously, he served as Executive Vice President of Beef Operations.

•	Simon McGee has been named Chief Financial Officer. Previously, he served as Executive Vice President, Corporate Strategy & Acquisitions.

•	Jay Nielsen has been named Chief Accounting Officer and Treasurer. Previously, he served as Chief Financial Officer.

•	Carey Hoskinson has been named Executive Vice President, Beef Operations. Previously, he served as Vice President and General Manager of our Dodge City beef processing plant.

About National Beef
National Beef Packing Company, LLC, based in Kansas City, Missouri has operations in Liberal, Dodge City, and Kansas City, Kansas; Brawley, California; Hummels Wharf, Pennsylvania; Moultrie, Georgia; and St. Joseph, Missouri. National Beef processes and markets fresh beef, case-ready beef, beef by-products and wet-blue leather for domestic and international markets. In fiscal year 2010, National Beef generated sales of $5.8 billion of sales and processed 3.7 million cattle. It is the only major beef processing company in the United States with a majority of its ownership held by beef producers. More information about National Beef is available at www.nationalbeef.com.

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Contact:
Keith Welty
Vice President of Marketing
National Beef Packing Company, LLC
816-713-8631
keith.welty@nationalbeef.com